EXHIBIT 2

CUSIP No. 690370101

AGREEMENT CONCERNING JOINT FILING

OF SCHEDULE 13G

The undersigned agree as follows:

(i) each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii) each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

Dated: February 14, 2014

V. PREM WATSA

/s/ V. Prem Watsa

1109519 ONTARIO LIMITED

By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

THE SIXTY TWO INVESTMENT COMPANY LIMITED

By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

810679 ONTARIO LIMITED

By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:	/s/ Paul Rivett
Name: Paul Rivett
Title: President

ODYSSEY REINSURANCE COMPANY

By:	/s/ Kirk M. Reische
Name: Kirk M. Reische
Title: Vice President

UNITED STATES FIRE INSURANCE COMPANY

By:	/s/ James V. Kraus
Name: James V. Kraus
Title: Senior Vice President, General Counsel and
Secretary

TIG INSURANCE COMPANY

By:	/s/ John J. Bator
Name: John J. Bator
Title: CFO, Treasurer and Sr. Vice President